Exhibit 99.1

Ottawa Bancorp, Inc.

Announces Fourth Quarter 2019 Results

OTTAWA, Ill., Feb. 10, 2020 (GLOBE NEWSWIRE) -- Ottawa Bancorp, Inc. (the “Company”) (Nasdaq CM: OTTW), the holding company for Ottawa Savings Bank, FSB (the “Bank”), announced net income of $0.6 million, or $0.18 per basic and diluted common share for the three months ended December 31, 2019, compared to net income of $0.6 million, or $0.18 per basic diluted common share for the three months ended December 31, 2018.  For the year ended December 31, 2019, net income was $1.94 million, or $0.62 per basic and diluted common share, compared to net income of $2.0 million, or $0.62 per basic and per diluted common share for the year ended December 31, 2018.   During the fourth quarter of 2019, the Company experienced an increase in loan originations which drove growth in the loan portfolio.  The loan portfolio increased to $247.8 million as of December 31, 2019 from $235.9 million as of December 31, 2018. Non-performing loans increased from $1.5 million at December 31, 2018 to $2.3 million at December 31, 2019, which caused the ratio of non-performing loans to gross loans to increase from 0.63% at December 31, 2018 to 0.90% at December 31, 2019.  Additionally, through December 31, 2019, the Company has repurchased a total of 340,669 shares of its common stock at an average price of $13.95 per share as part of the stock repurchase program approved on November 20, 2019 and its previous stock repurchase programs that expired in November, 2018 and November, 2019.

Comparison of Results of Operations for the Three Months Ended December 31, 2019 and December 31, 2018

Net income for the three months ended December 31, 2019 was $0.6 million compared to net income of $0.6 million for the three months ended December 31, 2018. Total interest and dividend income was $0.2 million higher for the three months ended December 31, 2019 than it was for the three months ended December 31, 2018.  This increase was offset by higher interest expense during the 2019 period. Net interest income after provision for loan losses increased slightly but was offset by a corresponding increase in total other expenses leaving net income comparable.

Net interest income increased by $0.1 million, or 2.7%, to $2.4 million for the three months ended December 31, 2019, from $2.3 million for the three months ended December 31, 2018.  Interest and dividend income increased $0.2 million, or 8.4%, primarily due to an increase in the average balances of interest-earning assets of $13.1 million. The increase in interest and dividend income was partially offset by an increase in interest expense as the average cost of funds increased 24 basis points to 1.42% for the three months ended December 2019. The net interest margin decreased 7 basis points during the three months ended December 2019 to 3.34% from 3.41% for the three months ended December 31, 2018.

The Company recorded a provision for loan losses of $0.2 million for each of the three month periods ended December 2019 and 2018. The allowance for loan losses was $2.9 million, or 1.17% of total gross loans at December 31, 2019 compared to $2.6 million, or 1.10% of gross loans at December 31, 2018.  Net charge-offs during the fourth quarter of 2019 were $27 thousand compared to net charge-offs of $0.1 million during the fourth quarter of 2018.  General reserves were higher at December 31, 2019, when compared to December 31, 2018, primarily due to the balances in most loan categories increasing during the twelve months ended December 31, 2019.  This increase in the allowance due to loan growth was partially offset by improvements in historical loss levels.  Although non-performing loans increased, the necessary reserves on non-performing loans as of December 31, 2019 were approximately $17,000 lower than they were as of December, 2018 due to the transfer of one non-performing loan to foreclosed real estate, the charge-off of the specific reserve for a non-performing loan, improvements in the payment status of several other non-performing loans and the new loans added not requiring as large of specific reserves as those removed.

Total other income was $0.6 million for both the three months ended December 31, 2019 and December 31, 2018. The increase during the 2019 period was due to an increase in gains on the sale of loans and an increase in loan origination and servicing income.  These increases were due to the increase in loan originations during the 2019 period.  These increases were mostly offset by a decrease in customer service fees and other income.

Total other expense was $2.0 million for both the three months ended December 31, 2019 and December 31, 2018.  There was an increase in salaries and employee benefits expense during the 2019 period due to the addition of a commercial lender and a senior credit analyst.  Additionally, other expenses increased as well.  These increases were offset by decreases in deposit insurance premiums, legal and professional services and data processing fees.

The Company recorded income tax expense of $0.2 million for both of the three month periods ended December 31, 2019 and 2018.

Comparison of Results of Operations for the Years Ended December 31, 2019 and December 31, 2018

Net income was $1.9 million for the year ended December 31, 2019 which is a $0.1 million or 2.9% decrease from $2.0 million for the year ended December 31, 2018.  The decrease in net income was primarily the result of total other expense and tax expense increasing more than the increase in total other income and net interest income after provision for loan losses.

Net interest income increased by $0.3 million, or 3.3%, to $9.4 million for the year ended December 31, 2019, from $9.1 million for the year ended December 31, 2018.  Interest and dividend income increased $1.4 million, or 12.8%, primarily due to an increase in the average balances of interest-earning assets of $21.0 million. The increase in interest and dividend income was partially offset by an increase in interest expense as the average cost of funds increased 40 basis points to 1.36% for the year ended December 31, 2019. The net interest margin decreased 16 basis points, or 4.67% during the year ended December 31, 2019 to 3.41% from 3.57% for the year ended December 31, 2018.

The Company recorded a provision for loan losses of $0.6 million for year ended December 31, 2019 and a provision for loan losses of $0.5 million for the year ended December 31, 2018.  The allowance for loan losses was $2.9 million, or 1.17% of total gross loans at December 31, 2019 compared to $2.6 million, or 1.10% of gross loans at December 31, 2018.  Net charge-offs were $0.3 million for the year ended December 31, 2019 compared $0.4 million for the year ended December 31, 2018.  General reserves were higher at December 31, 2019, when compared to December 31, 2018, primarily due to the balances in all loan categories increasing during the twelve months ended December 31, 2019. This increase in the allowance due to loan growth was partially offset by improvements in historical loss levels.  Although non-performing loans increased, the necessary reserves on non-performing loans as of December 31, 2019 were approximately $17,000 lower than they were as of December, 2018 due to the transfer of one non-performing loan to foreclosed real estate, the charge-off of the specific reserve for a non-performing loan, improvements in the payment status of several other non-performing loans and the new loans added not requiring as large of specific reserves as those removed.

Total other income increased to $2.5 million for year ended December 31, 2019, as compared to $2.3 million for the year ended December 31, 2018.  The increase was primarily due to an increase in gains on sale of loans, an increase in the origination of mortgage servicing rights, and an increase in loan origination and servicing income all of which were primarily the result of increased loan volume in 2019.  These increases were partially offset by a decrease in customer service fees and a decrease in gain on sale of foreclosed real estate.

Total other expense increased $0.4 million, or 5.2%, to $8.6 million for the year ended December 31, 2019, as compared to $8.2 million for the year ended December 31, 2018.  The increase was primarily due to higher salaries and employee benefits, occupancy, data processing and other costs.   These increases were offset slightly by reductions in loan expense, deposit insurance premiums, and legal and professional fees.

The Company recorded income tax expense of approximately $0.7 million for both of the twelve-month periods ended December 31, 2019 and 2018.

Comparison of Financial Condition at December 31, 2019 and December 31, 2018

Total consolidated assets as of December 31, 2019 were $300.5 million, an increase of $7.7 million, or 2.63%, from $292.8 million at December 31, 2018.  The increase was primarily due to an increase of $11.9 million in the net loan portfolio, an increase in time deposits of $3.0 million and an increase in loans held for sale of $1.2 million.  These increases were partially offset by a decrease in cash and cash equivalents of $4.1 million, a decrease in federal funds sold of $1.5 million, a decrease in securities available for sale of $1.0 million and an overall $1.8 million decrease in the remaining other asset categories.

Cash and cash equivalents decreased $4.1 million, or 48.8%, to $4.3 million at December 31, 2019 from $8.4 million at December 31, 2018.  The decrease in cash and cash equivalents was primarily a result of cash used in investing activities of $12.5 million exceeding cash provided by financing activities of $5.1 million and cash provided by operating activities of $3.3 million.

Securities available for sale decreased $1.0 million, or 3.9%, to $24.5 million at December 31, 2019 from $25.5 million at December 31, 2018, as paydowns, calls, and maturities exceeded new securities purchases.

Net loans increased $11.9 million, or 5.0%, to $247.8 million at December 31, 2019 compared to $235.9 million at December 31, 2018 primarily as a result of a $13.4 million increase in one-to-four family loans, a $6.6 million increase in commercial loans and a $5.1 million increase in consumer direct loans.  The increases were offset by decreases of $1.0 million in multi-family loans, $4.7 million in non-residential real estate loans and $7.5 million in purchased auto loans.

Total deposits increased $12.9 million, or 5.8%, to $236.3 million at December 31, 2019 from $223.4 million at December 31, 2018.  For the year ended December 31, 2019, interest bearing checking accounts increased by $8.2 million and certificates of deposit increased by $8.4 million as compared to December 31, 2018.  The increases were offset by a decrease in non-interest bearing checking accounts of $0.4 million, a decrease in savings accounts of $0.7 million and a decrease in money market accounts of $2.6 million as compared to December 31, 2018.

FHLB advances decreased $3.0 million, or 24.9% to $9.1 million at December 31, 2019 compared to $12.1 million at December 31, 2018.  The decrease was related to the maturing of several advances that had been used to fund loan growth.

Stockholders’ equity decreased $2.1 million, or 4.0% to $50.7 million at December 31, 2019 from $52.8 million at December 31, 2018.  The decrease reflects $2.8 million used to repurchase and cancel 204,448 outstanding shares of Company common stock and the payment of $1.9 million in cash dividends.  The decreases were partially offset by an increase of $0.4 million in other comprehensive income due to an increase in the fair value of securities available for sale, net income of $1.9 million for the year ended December 31, 2019 and proceeds from stock options exercised, equity incentive plan shares issued and the allocation of ESOP shares totaling $0.3 million.

Annual Meeting of Stockholders

On February 10, 2020, the Company also announced that its annual meeting of stockholders will be held on Wednesday, May 20, 2020.

About Ottawa Bancorp, Inc.

Ottawa Bancorp, Inc. is the holding company for Ottawa Savings Bank, FSB which provides various financial services to individual and corporate customers in the United States. The Bank offers various deposit accounts, including checking, money market, regular savings, club savings, certificates of deposit, and various retirement accounts. Its loan portfolio includes one-to-four family residential mortgage, multi-family and non-residential real estate, commercial, and construction loans as well as auto loans and home equity lines of credit. Ottawa Savings Bank, FSB was founded in 1871 and is headquartered in Ottawa, Illinois. For more information about the Company and the Bank, please visit www.ottawasavings.com.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will,” “expected,” “believe,” and “prospects,” involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. Ottawa Bancorp, Inc. undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

Ottawa Bancorp, Inc. & Subsidiary

Consolidated Balance Sheets

December 31, 2019 and December 31, 2018

(Unaudited)

	December 31,	December 31,
	2019	2018
Assets
Cash and due from banks	$3,534,925	$2,416,568
Interest bearing deposits	765,486	6,013,890
Total cash and cash equivalents	4,300,411	8,430,458
Time deposits	3,221,500	250,000
Federal funds sold	4,185,000	5,663,000
Securities available for sale	24,515,759	25,533,767
Loans, net of allowance for loan losses of $2,937,632 and $2,627,738 at December 31, 2019 and December 31, 2018, respectively	247,775,814	235,926,419
Loans held for sale	1,225,526	-
Premises and equipment, net	6,517,922	6,621,080
Accrued interest receivable	875,104	824,542
Deferred tax assets	1,743,161	1,898,141
Cash value of life insurance	2,389,530	2,341,453
Goodwill	649,869	649,869
Core deposit intangible	169,999	228,000
Other assets	2,962,101	4,469,350
Total assets	$300,531,696	$292,836,079

Liabilities and Stockholders' Equity
Liabilities
Deposits:
Non-interest bearing	$13,664,986	$14,057,719
Interest bearing	222,648,518	209,390,810
Total deposits	236,313,504	223,448,529
Accrued interest payable	8,146	5,648
FHLB advances	9,068,030	12,087,152
Other liabilities	4,431,141	4,470,384
Total liabilities	249,820,821	240,011,713

Stockholders' Equity
Common stock, $.01 par value, 12,000,000 shares authorized; 3,160,154 and 3,358,922 shares issued at December 31, 2019 and December 31, 2018, respectively	31,594	33,589
Additional paid-in-capital	32,845,639	35,579,606
Retained earnings	18,938,633	18,859,232
Unallocated ESOP shares	(1,398,600)	(1,576,616)
Unallocated management recognition plan shares	(30,944)	(40,361)
Accumulated other comprehensive income (loss)	324,553	(31,084)
Total stockholders' equity	50,710,875	52,824,366
Total liabilities and stockholders' equity	$300,531,696	$292,836,079

Ottawa Bancorp, Inc. & Subsidiary

Consolidated Statements of Operations

Three and Twelve Months Ended December 31, 2019 and 2018

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Interest and dividend income:
Interest and fees on loans	$2,948,853	$2,687,618	$11,540,665	$10,229,770
Securities:
Residential mortgage-backed and related securities	71,914	75,443	295,450	281,418
State and municipal securities	100,357	102,547	399,547	408,467
Dividends on non-marketable equity securities	6,688	10,062	25,786	24,535
Interest-bearing deposits	74,212	79,458	255,664	155,322
Total interest and dividend income	3,202,024	2,955,127	12,517,112	11,099,012
Interest expense:
Deposits	767,510	574,632	2,822,675	1,762,113
Borrowings	67,492	75,383	277,051	218,512
Total interest expense	835,002	650,015	3,099,726	1,980,625
Net interest income	2,367,022	2,305,112	9,417,386	9,118,387
Provision for loan losses	190,000	150,000	595,000	527,500
Net interest income after provision for loan losses	2,177,022	2,155,112	8,822,386	8,590,887
Other income:
Gain on sale of loans	130,337	120,402	759,015	584,929
Gain on sale of foreclosed real estate, net	16,128	17,187	16,128	116,295
Loan origination and servicing income	303,371	242,718	949,439	858,087
Origination of mortgage servicing rights, net of amortization	(10,686)	(3,747)	87,895	23,230
Customer service fees	102,197	143,022	472,973	527,739
Increase in cash surrender value of life insurance	12,666	12,032	48,077	47,653
Gain/(Loss) on sale of repossessed assets, net	6,524	(11)	18,502	4,917
Other	30,126	47,371	118,604	119,977
Total other income	590,663	578,974	2,470,633	2,282,827
Other expenses:
Salaries and employee benefits	1,050,019	1,039,589	4,729,967	4,295,121
Directors fees	43,000	43,000	172,000	180,750
Occupancy	183,698	143,519	683,060	637,872
Deposit insurance premium	-	16,077	33,565	66,010
Legal and professional services	22,698	108,926	326,100	388,199
Data processing	160,642	179,391	682,547	664,601
Loan expense	179,759	172,642	718,198	725,125
Valuation adjustments and expenses on foreclosed real estate	2,293	837	34,714	26,102
Other	348,732	258,842	1,250,018	1,216,412
Total other expenses	1,990,841	1,962,823	8,630,169	8,200,192
Income before income tax expense	776,844	771,263	2,662,850	2,673,522
Income tax expense	219,096	202,555	725,503	679,216
Net income	$557,748	$568,708	$1,937,347	$1,994,306
Basic earnings per share	$0.18	$0.18	$0.62	$0.62
Diluted earnings per share	$0.18	$0.18	$0.62	$0.62
Dividends per share	$0.063	$0.050	$0.629	$0.265

Ottawa Bancorp, Inc. & Subsidiary

Selected Financial Data and Ratios

(Unaudited)

	At December 31,	At December 31,
	2019	2018
	(In thousands, except per share data)
Financial Condition Data:
Total Assets	$300,532	$292,836
Loans, net (1)	247,776	235,926
Securities available for sale	24,516	25,534
Deposits	236,314	223,449
Stockholders' Equity	50,711	52,824
Book Value per common share	$16.05	$15.73
Tangible Book Value per common share (2)	$15.79	$15.47

(1) Net of loans in process, deferred loan (cost) fees and allowance for loan losses.

(2) Non-GAAP measure. Excludes goodwill and core deposit intangible.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
	(In thousands, except per share data)		(In thousands, except per share data)
Operations Data:
Total interest and dividend income	$3,202	$2,955	$12,517	$11,099
Total interest expense	835	650	3,100	1,981
Net interest income	2,367	2,305	9,417	9,118
Provision for loan losses	190	150	595	528
Total other income	591	579	2,471	2,283
Total other expense	1,991	1,963	8,630	8,200
Income tax expense	219	202	726	679
Net income	$558	$569	$1,937	$1,994
Basic earnings per share	$0.18	$0.18	$0.62	$0.62
Diluted earnings per share	$0.184	$0.18	$0.62	$0.62
Dividends per share	$0.063	$0.05	$0.629	$0.265

	At or for the		At or for the
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Performance Ratios:
Return on average assets (5)	0.74%	0.79%	0.65%	0.73%
Return on average stockholders' equity (5)	3.77	4.32	3.29	3.77
Average stockholders' equity to average assets	19.56	18.20	19.86	19.29
Stockholders' equity to total assets at end of period	16.87	18.04	16.87	18.04
Net interest rate spread (1) (5)	3.10	3.19	3.17	3.39
Net interest margin (2) (5)	3.34	3.41	3.41	3.57
Average interest-earning assets to average interest-bearing liabilities	120.48	122.98	121.54	123.14
Other expense to average assets	0.66	0.68	2.91	2.99
Efficiency ratio (3)	67.30	68.06	72.59	71.92
Dividend payout ratio	35.00	27.78	101.45	42.74

	At or for the	At or for the
	Twelve Months Ended	Twelve Months Ended
	December 31,	December 31,
	2019	2018
	(unaudited)
Regulatory Capital Ratios (4):
Total risk-based capital (to risk-weighted assets)	22.21%	21.08%
Tier 1 core capital (to risk-weighted assets)	20.96	19.88
Common equity Tier 1 (to risk-weighted assets)	20.96	19.88
Tier 1 leverage (to adjusted total assets)	15.00	15.16
Asset Quality Ratios:
Net charge-offs to average gross loans outstanding	0.11	0.16
Allowance for loan losses to gross loans outstanding	1.17	1.10
Non-performing loans to gross loans (6)	0.90	0.63
Non-performing assets to total assets (6)	0.75	0.54
Other Data:
Number of full-service offices	3	3

(1) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of funds on average interest-bearing liabilities.
(2) Represents net interest income as a percent of average interest-earning assets.
(3) Represents total other expenses divided by the sum of net interest income and total other income.
(4) Ratios are for Ottawa Savings Bank.
(5) Annualized.

(6) Non-performing assets consist of non-performing loans, foreclosed real estate, and other foreclosed assets. Non-performing loans consist of all loans 90 days or more past due and all loans no longer accruing interest.